Exhibit 10.11-b

CAROLINA FIRST BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Between

CAROLINA FIRST BANK

and

MARY A. JEFFREY

This Supplemental Executive Retirement Agreement (this "Agreement") is amended and restated effective as of December 12, 2008 (the "Effective Date"), by and between Mary A. Jeffrey, an individual (the "Executive"), and Carolina First Bank, a South Carolina corporation headquartered in Greenville, South Carolina (the "Company") and wholly owned subsidiary of The South Financial Group, Inc. ("TSFG").

INTRODUCTION

The Executive and TSFG entered into a supplemental executive retirement agreement dated October 1, 2002, which agreement was restated on July 15, 2003 (the "Prior Agreement"). Such agreement is herein referred to as the "Prior Agreement."

The Company wishes to continue to provide the Executive with supplemental retirement benefits and thereby encourage the Executive to continue providing services to the Company. The Company will pay the benefits from its general assets. This Agreement amends and restates the Prior Agreement.

The Agreement is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a member of a select group of management or highly compensated employees) pursuant to Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Agreement is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, the Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Agreement is appropriately amended to comply with such requirements. The benefits provided under this Agreement that are subject to Code Section 409A include benefits accrued prior to January 1, 2005.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1          "Affiliated Company" means any company controlled by, controlling or under common control with the Company.

1.2          "Benefit Basis" means the average of the highest three fiscal years of annual Compensation earned by the Executive during the ten fiscal years of the Executive's employment prior to the Termination of Employment, or for such lesser number of fiscal years that the Executive was employed by the Company prior to the Termination of Employment, including the year in which Termination of Employment occurs.

1.3	"Board" means the Board of Directors of The South Financial Group, Inc.

1.4          "Cause" means (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive's Involuntary Termination), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer that specifically identifies the manner in which the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct, in each case, that is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon instructions of the Chief Executive Officer or senior officer, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i) or (ii) of this definition, and specifying the particulars thereof in detail.

1.5	"Change in Control" means:

(a)         Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of TSFG (the “Outstanding TSFG Common Stock”) or (2) the combined voting power of the then outstanding voting securities of TSFG entitled to vote generally in the election of directors (the “Outstanding TSFG Voting Securities”); excluding, however, the following: (1) Any acquisition directly from TSFG, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from TSFG, (2) Any acquisition by TSFG, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by TSFG or any entity controlled by TSFG, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Paragraph (c) of this definition; or

(b)          Individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Paragraph (b) of this definition, that any individual who becomes a member of the Board subsequent to the date hereof, whose election, or nomination for election by TSFG’s shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purposes any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)          Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving TSFG or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of TSFG, or the acquisition of assets or stock of another entity by TSFG or any of its subsidiaries (“Corporate Transaction”); in each case unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding TSFG Common Stock and Outstanding TSFG Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity that, as a result of such transaction, owns TSFG or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding TSFG Common Stock and Outstanding TSFG Voting Securities, as the case may be, (2) no Person (excluding than any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of TSFG or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Corporate Transaction, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction

(d)          The approval by the shareholders of TSFG of a complete liquidation or dissolution of the Company.

1.6	"Code" means the Internal Revenue Code of 1986, as amended.

1.7          "Company" means Carolina First Bank and shall include the Company and any and all of its Affiliated Companies where the context so applies; provided, however, for purposes of application of the "Change in Control" definition and related provisions, Company shall mean and be limited to The South Financial Group, Inc.

1.8          "Compensation" means the Executive's annual base salary and annual bonus under The South Financial Group's Management Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months) for the relevant fiscal year. If the Termination of Employment occurs prior to the end of the fiscal year, the bonus amount for such fiscal year shall be equal to the highest of the bonuses earned by the Executive in the prior three fiscal years (or for such lesser number of fiscal years prior to the Termination of Employment for which the Executive was eligible to earn such a bonus, and annualized in the case of any bonus earned for a partial fiscal year).

1.9          "Disability" means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in, (i) the Executive being unable to engage in any substantial gainful activity or (ii) the Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan (including disability benefits) covering employees of the Company. In addition, the Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.

1.10       "Early Retirement Age" means the date that the Executive has attained age 55 and completed seven Years of Service.

1.11       "Early Retirement Date" means the date that is the later of the Early Retirement Age or the Termination of Employment, but is before the Normal Retirement Date.

1.12       "Early Termination" means the Termination of Employment before Early Retirement Age for reasons other than (i) death, (ii) Disability, (iii) by the Company for Cause, (iv) by the Company without Cause during the two year period following a Change in Control, or (v) Involuntary Termination within two years following a Change in Control.

1.13       "Early Termination Date" means the month, day and year in which Early Termination occurs.

1.14	"Effective Date" means December 12, 2008.
1.15	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.16       "Involuntary Termination" means a Termination of Employment by the Executive following a Change in Control which, in the sole judgment of the Executive, is due to (i) a change of the Executive's responsibilities, position (including the Executive's office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a reduction in the Executive's annual base salary or annual bonus opportunity under The South Financial Group's Management Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been earned but deferred, or benefits; or (iii) a forced relocation of the Executive outside the Greenville, South Carolina metropolitan area; or (iv) a significant increase in the Executive' travel requirements (collectively "Status Changes"); provided, however, Executive must elect to terminate Executive's employment within two (2) years of the Status Change on which Executive bases Executive's employment termination.

1.17	"Normal Retirement Age" means Executive's 65th birthday.

1.18       "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

1.19       "Person" means any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity.

1.20       "Rate" means the Moody's Aa corporate bond rate as reported by the Society of Actuaries as of the Effective Date and updated on each December 31st thereafter.

1.21       "Termination of Employment" means the termination of the Executive's employment with the Company and all of its Affiliated Companies that are considered a single employer within the meaning of Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears. Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that the employer and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Executive has been providing services to the employer less than 36 months).

Temporary absences from employment while the Executive is on military leave, sick leave, or other bona fide leave of absence will not be considered a Termination of Employment if the period of such leave does not exceed six months, or if longer, so long as the Executive's right to reemployment with the Company is provided either by statute or by contract. However, if the period of leave exceeds six months and the Executive's right to reemployment is not provided either by statute or by contract, a Termination of Employment is deemed to occur on the first day immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

1.22       "Vesting Percentage" is the percentage of the accrual balance in which the Executive is vested as determined in accordance with Schedule A.

1.23	"Vesting Start Date" shall be May 31, 2002.

1.24       "Year of Service" means a twelve-month continuous period of employment or a portion of such period, including periods of authorized vacation, authorized leave of absence and short-term disability leave, with the Company or any of its Affiliated Companies or their predecessors or successors rounded up to the nearest whole number commencing on the Vesting Start Date.

Article 2

Lifetime Benefits

2.1          Normal Retirement Benefit. Upon Termination of Employment (i) on or after Normal Retirement Age for reasons other than death, or (ii) upon Termination of Employment without Cause within two years following a Change in Control or (iii) upon Executive's Involuntary Termination within two years following a Change in Control, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1      Amount of Benefit. The annual benefit under this Section 2.1 is an amount equal to forty percent (40%) of the Benefit Basis, provided that in the event that the Executive has completed five Years of Service, the annual benefit under this Section 2.1 is an amount equal to sixty percent (60%) of the Benefit Basis.

2.1.2      Payment of Benefit. The Company shall pay the benefit to the Executive as follows:

(a)          payment in a lump sum on the first day of the seventh month following the Executive's Normal Retirement Date or, if earlier, on the first day of the seventh month following the Executive's Termination of Employment without Cause within two years following a Change in Control or following the Executive's Involuntary Termination within two years following a Change in Control, as the case may be; or

(b)          at the Executive's election (on the Election Form attached as Exhibit A) made no later than December 31, 2008 (in accordance with the change in payment election transition rule as provided in Notice 2006-79), payment in either 60, 120, or 180 equal monthly installments (such installments to be considered a "single" payment for purposes of Code Section 409A), as selected by the Executive, which installments shall commence on the first day of the seventh month following the Executive's Termination of Employment.

The Executive may make a subsequent election to further delay a payment or to change the form of a payment among the methods described above, provided (i) the election does not take effect until at least twelve (12) months after the date the election is made, (ii) the payment is deferred for a period of at least five (5) years from the date such payment would otherwise have been made, and (iii) the election is made at least twelve (12) months prior to the date any such payment was scheduled to begin.

Notwithstanding the preceding, no election may be made by the Executive that will extend payment of the Executive's benefit more than fifteen (15) years past the date on which the Executive's benefit would otherwise have commenced under Section 2.1.2(a) following Executive's Normal Retirement Date.

For purposes of this Section 2.1, a lump sum payment shall be equal to the present value of the aggregate annual benefits that would have been payable to the Executive had such benefits been paid to Executive in equal monthly installments over the 180-month period immediately following the Executive's Termination of Employment, assuming a discount rate equal to the Rate. Payments in monthly installments shall be determined based on the present value of the aggregate annual benefits that would have been payable to Executive had such benefits been paid to Executive in equal monthly installments over the 180-month period immediately following Executive's Termination of Employment. An interest rate equal to the Rate will be applied to determine the actuarial equivalent of the equal monthly installment payments under this Section 2.1.

2.2          Early Retirement Benefit. Upon Termination of Employment on or after Early Retirement Age but before Normal Retirement Age for reasons other than (i) death, (ii) Disability, (iii) by the Company without Cause within two years following a Change in Control or (iv) upon Executive's Involuntary Termination within two years following a Change in Control, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefits under this Agreement.

2.2.1      Amount of Benefit. The annual benefit under this Section 2.2 is an amount equal to the greater of (i) the product of (A) the sum of (x) thirty percent (30%) and (y) 4.2875% for each Year of Service completed by the Executive after the Early Retirement Age and (B) the Benefit Basis or (ii) the benefit under Section 2.3; provided that in no event shall the amount payable under this Section 2.2.1 be greater than the benefit set forth in Section 2.1.1.

2.2.2      Payment of Benefit. The Company shall pay the benefit to the Executive as follows:

(a)          payment in a lump sum on the first day of the seventh month following the Executive's Termination of Employment in an amount equal to the present value of the aggregate annual benefits that would have been payable to the Executive had such benefits been paid to Executive in equal monthly installments over the 180-month period immediately following the Executive's Normal Retirement Age, and assuming a discount rate equal to the Rate; or

(b)          at the Executive's election (on the Election Form attached as Exhibit A) made no later than December 31, 2008 (in accordance with the change in payment election transition rule as provided in Notice 2006-79), payment in either 60, 120, or 180 equal monthly installments (such installments to be considered a "single" payment for purposes of Code Section 409A), as selected by the Executive, which installments shall commence on the first day of the seventh month following the Executive's Termination of Employment.

The Executive may make a subsequent election to delay a payment or to change the form of a payment among the methods described above, provided (i) the election does not take effect until at least twelve (12) months after the date the election is made, (ii) the payment is deferred for a period of at least five (5) years from the date such payment would otherwise have been made, and (iii) the election is made at least 12 months prior to the date any such payment was scheduled to begin.

Notwithstanding the preceding, no election may be made by the Executive that will extend payment of the Executive's benefit more than fifteen (15) years past the date on which the Executive's benefit would otherwise have commenced under Section 2.2.2(a).

For purposes of this Section 2.2, any lump sum payment shall be calculated as provided in Section 2.2.2(a). Payments in monthly installments shall be determined based on the actuarial equivalent of the lump sum determined under Section 2.2.2(a). An interest rate equal to the Rate will be applied to determine the actuarial equivalent of the equal monthly installment payments under this Section 2.2.2.

The optional forms of benefit payments under Section 2.2.2(b) shall be available to Executive only upon the Executive's Termination of Employment on or after Early Retirement Age but before Normal Retirement Age for reasons other than death; Disability; termination by the Company without Cause within two years following a Change in Control; or upon Executive's Involuntary Termination within two years following a Change in Control.

2.3          Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1      Amount of Benefit. The benefit under this Section 2.3 is the Early Termination Annual Benefit set forth in Schedule A for the year ending immediately prior to the Early Termination Date.

2.3.2      Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the first month following the Normal Retirement Age; provided, however, that if the Executive is a "specified employee" of the Company within the meaning of Treasury Regulation Section 1.409A-1(i) on his Termination of Employment, then such benefit shall commence on the later of (i) the first day of the first month following the Normal Retirement Age, or (ii) the first day of the seventh month following the Executive's Termination of Employment. The annual benefit shall be paid to the Executive for 180 months.

2.4          Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1      Amount of Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, but after Early Retirement Age, the benefit under this Section 2.4 shall be the annual benefit set forth in Section 2.2.1. If the Executive terminates employment due to Disability prior to Early Retirement Age, the benefit under this Section 2.4 is the Disability Annual Benefit set forth in Schedule A for the year ending immediately prior to the Early Termination Date.

2.4.2      Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing on the first day of the seventh month following the Executive's Termination of Employment. The annual benefit shall be paid to the Executive for 180 months.

Article 3

Death Benefits

3.1          Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

3.1.1      Amount of Benefit. The annual benefit under this Section 3.1 is equal to the Disability Annual Benefit described in Section 2.4.1.

3.1.2      Payment of Benefit. The Company shall pay the annual benefit to the Executive's beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's death. The annual benefit shall be paid to the Executive's beneficiary for 180 months.

3.2          Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3          Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay to the Executive's beneficiary the benefit payments that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

Article 4

Beneficiaries

4.1          Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

4.2          Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1          Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for Cause.

5.2          Suicide. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement.

Article 6

Claims and Review Procedures

6.1          Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2          Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing. Claimant (or counsel) shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

6.3          Special Procedures Applicable to Disability Benefits. If a claim for benefits under the Agreement is contingent on a determination by the Company (or its designee) that the Executive suffers from a Disability, the Claimant shall receive a written response to the initial claim from the Company within 45 days, rather than 90 days. If special circumstances require an extension, the Company shall notify the Claimant within the 45-day processing period that additional time is needed. If the Company requests additional information so it can process the claim, the Claimant will have at least 45 days in which to provide the information. Otherwise, the initial extension cannot exceed 30 days. If circumstances require further extension, the Company will again notify the Claimant, this time before the end of the initial 30-day extension. The notice will state the date a decision can be expected. In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension. The Claimant may request a review of the Company's decision regarding the Disability claim within 180 days, rather than 60 days. The review must be conducted by a fiduciary different from the fiduciary who originally denied the claim, the fiduciary also cannot be subordinate to the fiduciary who originally denied the claim. If the original denial of the claim was based on a medical judgment, the reviewing fiduciary must consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was The review must identify the medical or vocational experts consulted on the original claim. The Claimant may request, in writing, a list of those medical or vocational experts. The Claimant will receive notice of the reviewing fiduciary's final decision regarding the Disability claim within 45 days, rather than 60 days, of the request for review.

Article 7

Amendments and Termination

7.1          Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.2          Termination. Notwithstanding the preceding Section 7.1, the Company shall have the right to terminate this Agreement and to accelerate the payment of benefits under the Agreement in accordance with Code Section 409A and related treasury regulations and other guidance issued under Section 409A in accordance with one of the following:

(i)           the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

(ii)          the termination of the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); or

(iii)        the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Company, all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or

(iv)         such other events and conditions as the IRS may prescribe in generally applicable published or regulatory guidance under Code Section 409A.

Article 8

Miscellaneous

8.1          Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2          No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8.3          Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4          Successors. This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Subject to the following sentences of this Section 8.4, this Agreement shall not be assignable by the Company without the prior written consent of the Executive. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

8.5          Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits paid under this Agreement.

8.6          Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, without regard to principles of conflicts of laws.

8.7          Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

8.8          Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement.

8.9          Administration and Recordkeeping Authority. Except as otherwise specifically provided herein, the Company shall have the sole responsibility for and the sole control of the operation, administration, and recordkeeping of this Agreement and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Agreement, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

(i)

Resolve and determine all disputes or questions arising under the Agreement, including the power to determine the rights of the Participant and beneficiaries and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Agreement;

(ii)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Agreement and as are consistent with the Agreement;
(iii)	Implement the Agreement in accordance with its terms;
(iv)	Establish and revise the method of accounting for the Agreement; and
(v)	Maintain a record of benefit payments.

8.10       Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11       Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

8.12       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.13       Delay of Payment. The Company may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.

8.14       Acceleration of Payment. The time or schedule of payment of a benefit hereunder may be accelerated upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Executive to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), payment of FICA tax and income tax on wages imposed on any amounts under this Agreement, or payment of the amount required to be included in income for the Executive as a result of failure of the Agreement at any time to meet the requirements of Code Section 409A with respect to the Executive.

8.15      Assignment of Prior Agreement. TSFG and the Company hereby agree to and Executive consents to the assignment of all of TSFG's obligations and responsibilities under the Prior Agreement to the Company.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement this 12th day of December, 2008.

EXECUTIVE:	COMPANY:
/s/ Mary A. Jeffrey	CAROLINA FIRST BANK
MARY A. JEFFREY	By: /s/ William P. Crawford, Jr.
Title: Executive Vice President

BENEFICIARY DESIGNATION

CAROLINA FIRST BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Mary A. Jeffrey

I DESIGNATE THE FOLLOWING AS BENEFICIARY OF ANY DEATH BENEFITS UNDER THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT:

Primary:

Contingent:

NOTE:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Date:

Accepted by the Company this 12th day of December, 2008.

By:
Title:

SCHEDULE A CALCULATIONS

CAROLINA FIRST BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

To determine the Executive's Early Termination Benefit or Disability Retirement Benefit for the year of the Termination of Employment, the following calculations shall be made:

1.

Project the Benefit Basis as of Normal Retirement Age by increasing the Benefit Basis as of the Executive's date of Termination of Employment by 5% per year, compounded annually, until Normal Retirement Age (the "Projected Retirement Benefit Basis").

2.	Multiply the Projected Retirement Benefit Basis by the applicable percentage set forth in 2.1.1 (the product, "Annual Projected Retirement Benefit").
3.

Calculate the discounted value at Normal Retirement Age of the aggregate Annual Projected Retirement Benefit that would have been paid to the Executive in equal monthly installments over the 180-month period immediately following the Normal Retirement Date, by using the Rate, compounded monthly (such discounted value, the "Lump Sum Projected Retirement Benefit").

4.

Calculate the aggregate amount that has accrued through the end of the year ending immediately prior to the date of the Executive's Termination of Employment (including the amount of the Executive’s Accrual Balance as set forth on Schedule B) by accruing each month from the original effective date of the agreement through Normal Retirement Age, with interest on such amounts calculated monthly at the Rate, in order to accumulate to the Lump Sum Projected Retirement Benefit as of the Normal Retirement Date (the "Accrual Balance").

In the case of Early Termination Benefit:

5.	Multiply the Accrual Balance by 10% per Year of Service, subject to a maximum of 100% (the "Vested Accrual Balance").
6.	Increase the Vested Accrual Balance by the Rate, compounded monthly, to the Normal Retirement Age (the "Inflated Vested Accrual Balance").
7.	Calculate a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Inflated Vested Accrual Balance at the Rate, compounded monthly.

In the case of Disability Retirement Benefit:

8.

The Disability Annual Benefit amount is determined by calculating a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at the Rate, compounded monthly.

SCHEDULE B CALCULATIONS

CAROLINA FIRST BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Accrual Balance as of December 1, 2008:	$932,437